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                      FAMILY GOLF CENTERS, INC.

             NON-QUALIFIED STOCK OPTION LETTER AGREEMENT

TO: ______________________

         We are pleased to inform you that you have been selected by the Board of Directors of Family Golf Centers, Inc. (the "Company") to receive a nonqualified option for the purchase of ________ shares of the Company's common stock, $.01 par value, at an exercise price of $19.875 per share (the "exercise price"). Although the option has been granted outside of the 1994 Stock Option Plan (the "Plan"), a copy of the Plan is attached and the provisions thereof, including, without limitation, those relating to withholding taxes, are incorporated into this Agreement by reference.

         The terms of the option are as set forth in the Plan and in this Agreement. The most important of the terms set forth in the Plan are summarized as follows:

         TERM. The term of the option is ten years from date of grant, unless sooner terminated.

         EXERCISE. During your lifetime only you can exercise the option. The Plan also provides for exercise of the option by the personal representative of your estate or the beneficiary thereof following your death. You may use the Notice of Exercise in the form attached to this Agreement when you exercise the option.

         PAYMENT FOR SHARES. The option may be exercised by the delivery of:

         (a) Cash, personal check (unless at the time of exercise the Plan Administrator determines otherwise), or bank certified or cashier's checks;

         (b) Unless the Plan Administrator in its sole discretion determines otherwise, shares of the capital stock of the Company held by you having a fair market value at the time of exercise, as determined in good faith by the Plan Administrator, equal to the exercise price;

         (c) Unless the Plan Administrator in its sole discretion determines otherwise, a properly executed Notice of Exercise, together with instructions to the Company to withhold from the shares that would otherwise be issued upon exercise that number of shares having a fair market value equal to the option exercise price; or

         (d) Unless the Plan Administrator in its sole discretion determines otherwise, a properly executed Notice of Exercise, together with irrevocable instructions to a broker to promptly deliver to the Company the amount of sale or loan proceeds to pay the exercise price.





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         TRANSFER OF OPTION. The option is not transferable except by will or by the applicable laws of descent and distribution or pursuant to a qualified domestic relations order.

         VESTING. Your options will vest upon final approval and signing of the contract with the City of Seattle for the Interbay site.

         DATE OF GRANT.  The date of grant of the option is March 7, 1996.


         YOUR PARTICULAR ATTENTION IS DIRECTED TO SECTION 8 OF THE PLAN WHICH DESCRIBES CERTAIN IMPORTANT CONDITIONS RELATING TO FEDERAL AND STATE SECURITIES LAWS THAT MUST BE SATISFIED BEFORE THE OPTION CAN BE EXERCISED AND BEFORE THE COMPANY CAN ISSUE ANY SHARES TO YOU. THE COMPANY HAS NO OBLIGATION TO REGISTER THE SHARES THAT WOULD BE ISSUED UPON THE EXERCISE OF YOUR OPTION, AND IF IT NEVER REGISTERS THE SHARES, YOU WILL NOT BE ABLE TO EXERCISE THE OPTION UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE. AT THE PRESENT TIME, EXEMPTIONS FROM REGISTRATION UNDER FEDERAL AND STATE SECURITIES LAWS ARE VERY LIMITED AND MIGHT BE UNAVAILABLE TO YOU PRIOR TO THE EXPIRATION OF THE OPTION. CONSEQUENTLY, YOU MIGHT HAVE NO OPPORTUNITY TO EXERCISE THE OPTION AND TO RECEIVE SHARES UPON SUCH EXERCISE. IN ADDITION, YOU SHOULD CONSULT WITH YOUR TAX ADVISOR CONCERNING THE RAMIFICATIONS TO YOU OF HOLDING OR EXERCISING YOUR OPTIONS OR HOLDING OR SELLING THE SHARES UNDERLYING SUCH OPTIONS.

         IN ADDITION TO THE FOREGOING, PRIOR TO MAY 15, 1996 YOU MAY NOT, NOTWITHSTANDING ANY REGISTRATION OR OTHER RIGHTS THAT YOU MAY HAVE, DIRECTLY OR INDIRECTLY, OFFER, SELL, CONTRACT TO SELL, GRANT ANY OPTION WITH RESPECT TO, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE DISPOSE OF (EITHER PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHERWISE) ANY SHARES WHICH YOU RECEIVE UPON THE EXERCISE OF ANY OPTIONS HEREUNDER, UNLESS YOU RECEIVE THE WRITTEN CONSENT OF HAMPSHIRE SECURITIES CORPORATION, 919 THIRD AVENUE, NEW YORK, NEW YORK 10022 AND (II) IF YOU WERE A DIRECTOR, OFFICER OR HOLDER OF 5% OR MORE OF THE COMPANY'S CAPITAL STOCK ON DECEMBER 12, 1995, YOU MAY NOT, PRIOR TO DECEMBER 13, 1996, NOTWITHSTANDING ANY REGISTRATION OR OTHER RIGHTS THAT YOU MAY HAVE, DIRECTLY OR INDIRECTLY, OFFER, SELL, CONTRACT TO SELL, GRANT ANY OPTION WITH RESPECT TO, TRANSFER, ASSIGN, PLEDGE OR OTHERWISE DISPOSE OF (EITHER PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR OTHERWISE)





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ANY SHARES WHICH YOU RECEIVE UPON THE EXERCISE OF ANY OPTIONS
HEREUNDER, UNLESS YOU RECEIVE THE WRITTEN CONSENT OF JEFFERIES &
COMPANY, INC., 650 FIFTH AVENUE, NEW YORK, NEW YORK 10019.

         You understand that, during any period in which the shares which may be acquired pursuant to your option are subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended (and you yourself are also so subject), in order for your transactions under the Plan to qualify for the exemption from Section 16(b) provided by Rule 16b-3, a total of six months must elapse between the grant of the option and the sale of shares underlying the option.

         Please execute the Acceptance and Acknowledgement set forth below on the enclosed copy of this Agreement and return it to the undersigned.

                                            Very truly yours,

                                            FAMILY GOLF CENTERS, INC.


                                            By:
                                               ---------------------------
                                               Name:
                                               Title: